Exhibit 4.35

Summary of the Commitment Undertakings for settlement of the CRC Account:

COMMITMENT UNDERTAKING FOR SETTLEMENT, SIGNED BETWEEN THE STATE OF MINAS GERAIS AND COMPANHIA ENERGETICA DE MINAS GERAIS – CEMIG

On November 20, 2012, Companhia Energética de Minas Gerais – Cemig (“Cemig”) and the State of Minas Gerais entered into a Commitment Undertaking reflecting the parties’ commitment to arrange for the State to make early payment of the debt under the Contract for Assignment of the Outstanding Balance on the Earnings Compensation Account (Contrato de Cessão de Crédito do Saldo Remanescente da Conta de Resultados a Compensar) (“the CONTRACT”);

In the Commitment Undertaking the State recognized and declared its liability for debt under the CRC contract in the total amount of R$ 6,120,032,387.96 (six billion, one hundred and twenty million, thirty two thousand, three hundred and eight seven Reais and ninety six centavos), on the base date of October 31, 2012 (“the DEBIT”).

If Cemig completes its intended acquisition of the senior units of the FIDC by January 31, 2013, the Parties agree, to make possible payment by the STATE on that date of the full amount of the debt arising under the CONTRACT, a discount on the value of the DEBIT of 35% (thirty five per cent).  After the application of the discount, the resulting amount owed by the STATE to CEMIG is R$ 3,978,021,052.17 (three billion, nine hundred and seventy eight million, twenty one thousand, fifty two Reais and seventeen centavos), on base-date October 31, 2012 (herein, simply “the UPDATED DEBIT”).

If the payment takes place in installments, the remaining balance of the UPDATED DEBIT will continue to be adjusted, pro rata, by the interest rate of the CONTRACT.

The STATE is hereby irrecoverably authorized to retain and to pass through to the federal government the amount agreed between Cemig and the Federal Treasury Secretariat, of R$ 400,904,996.45 (four hundred million, nine hundred and four thousand, nine hundred and ninety six Reais and forty five centavos), on the base-date of October 31, 2012, to settle the legal action existing between Cemig and the federal government related to the now extinct CRC Account.

The CONTRACT is irrecoverable, except in the event of the inflow of funds referred to by State Law 19964 of December 26, 2011, not taking place by January 31, 2013 and the Board of Directors of Cemig not ratifying the signature of the Undertaking.  If the inflow does not take place, the Parties shall renegotiate the economic and financial conditions specified in this instrument.

AMENDMENT TO THE COMMITMENT UNDERTAKING FOR SETTLEMENT SIGNED BY THE STATE OF MINAS GERAIS AND COMPANHIA ENERGETICA MINAS GERAIS – CEMIG.

On January 25, 2013, Companhia Energética de Minas Gerais – Cemig (“Cemig”) and the State of Minas Gerais signed an amendment to the Commitment Undertaking, in which they agreed to alter the drafting of the head paragraph and of the Paragraph 1 of Clause 2 of the Commitment Undertaking, the new drafting being as follows:

“CLAUSE 2 - AMOUNT OWED BY THE STATE.

The STATE recognizes and declares its liability for an amount owed under the CONTRACT totaling R$ 6,282,551,338.98 (six billion, two hundred and eighty two million, five hundred and fifty one thousand, three hundred and thirty eight Reais and ninety eight centavos), on the base date of October 31, 2012 (herein, simply “the DEBIT”), including capitalized interest pro-rata up to October 2012.

Paragraph 1 –   With the acquisition of the senior units of the FIDC, completed by Cemig by January 31, 2013, the Parties agree, to make possible the payment by the STATE by this date of the total amount of the debt arising out of the contract, a discount on the value of the DEBIT of 35% (thirty five per cent).  After the application of the discount, the debit owed by the STATE to CEMIG totals R$ 4,083,658,370.34 (four billion, eighty three million, six hundred and fifty eight thousand, three hundred and seventy Reais and thirty four centavos), on the base date of October 31, 2012 (herein, simply “the UPDATED DEBIT”).”

TERM OF FINAL SETTLEMENT SIGNED BETWEEN THE STATE OF MINAS GERAIS AND COMPANHIA ENERGETICA MINAS GERAIS – CEMIG.

On March 12, 2013, Companhia Energética Minas Gerais – Cemig (“Cemig”) and the State of Minas Gerais entered into a Term of Final Settlement in which they give full, total and final quittance in relation to the amount of R$ 4,211,453,868.34 (four billion, two hundred and eleven million, four hundred and fifty three thousand, eight hundred and sixty eight Reais and thirty four centavos), duly updated and augmented by the interest specified in the CRC Contract up to the date of actual payment, mentioned above, for which they sign this instrument in 2 (two) copies of equal content and form, for single legal effect.

The settlements of the amount referred to above took place according to the following table:

DATE	AMOUNT
18/12/2012	934,467,975.00
26/12/2012	800,000,000.00
28/12/2012	11,340,000.00
27/02/2013	787,130,000.00
28/02/2013	1,681,701,759.04
11/03/2013 (Restitution)	(3,185,865.70)
Total	4,211,453,868,34